Exhibit 99.1

Press Release

OSS Reports Q2 2021 Revenue up 28% to $14.9 Million, Delivering Income of $1.7 Million or $0.09 per Share

ESCONDIDO, Calif., August 12, 2021 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable solutions on the edge, reported results for the second quarter ended June 30, 2021. All quarterly comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 5:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Q2 2021 Financial Highlights

•	Revenue totaled $14.9 million, up 12% sequentially and up 28% versus the same year-ago quarter.

•	Gross margin was 31.2%, up 2.6 percentage points.

•

GAAP net income totaled $1.7 million or $0.09 per diluted share versus a net loss of $12,000 or $(0.00) per diluted share in the year-ago quarter. GAAP net income includes forgiveness of PPP loan of approximately $1.5 million.

•

Non-GAAP net income was $812,000 or $0.04 per basic and diluted share, versus $248,000 or $0.01 per diluted share in the same year-ago quarter. Non-GAAP net income excludes $1.5 million of PPP loan forgiveness (see definition of this and other non-GAAP measures and reconciliation to GAAP, below).

•	Adjusted EBITDA was $1.4 million, up $1.3 million and reaching more than 9% of total revenue. Adjusted EBITDA excludes $1.5 million of PPP loan forgiveness.

•	Cash, cash equivalents and short-term investments totaled $18.5 million on June 30, 2021.

First Half 2021 Financial Highlights

•	Revenue totaled a record $28.2 million, up 13%.

•	Gross margin was 32.2%, up 5.3 percentage points.

•	GAAP net income totaled $1.7 million or $0.09 per share, up by $2.8 million. GAAP net income includes forgiveness of PPP loan of approximately $1.5 million.

•	Non-GAAP net income was $1.5 million or $0.08 per basic and diluted share, up by $1.9 million. Non-GAAP net income excludes $1.5 million of PPP loan forgiveness.

•	Adjusted EBITDA was $2.5 million, up by $3.3 million. Adjusted EBITDA excludes $1.5 million of PPP loan forgiveness.

Q2 2021 Operational Highlights

•

Secured three major design wins, which included two AI on the Fly® applications, a transportable edge flash storage solution, an autonomous vehicle training system, and a high-performance computing medical controller system. Total major wins for the first half of the year totaled six wins. In addition to the confirmed wins, the company has 17 major pending opportunities.

•	Operating expenses as a percentage of revenue decreased to 27.7% from 32.1% in the same year-ago quarter, which was primarily due to the company’s expense reduction program initiated in early 2020.

Management Commentary

“In Q2, we achieved strong top-line growth, with revenue up 28% to $14.9 million, and this helped drive first half revenue up 13% to a record $28.2 million,” commented OSS president and CEO, David Raun. “The strong top-line performance reflects our broadening customer base and new wins with major accounts.

“We also drove down our operating expenses as a percentage of revenue. Together, these results generated solid bottom-line improvements with net income in the second quarter increasing $1.7 million versus the year-ago quarter and adjusted EBITDA up by $1.3 million, reaching more than 9% of total revenue.

“During the second quarter, we won three new major opportunities that included a medical control system, an edge flash storage program, and a GPU-accelerated training and inference system with a major vehicle supplier in Germany. The vehicle supplier win expanded our footprint in the autonomous vehicle market. Altogether, these successes brought our first half of the year major wins to six. We also shipped our latest SDS rugged server which was designed into a military mobile datacenter application.

“While we expect the effects of the pandemic to continue through the rest of the year, we are seeing improving customer demand. Even our commercial aerospace customers, which were severely affected by COVID, are re-engaging with us on new programs, as well as bringing back programs previously put on hold. We have now 17 major pending opportunities in our pipeline that we are focused on closing.

“Executing on our long-term strategic vision and product road map continues to be our top priority. This plan includes strengthening our value proposition in the fast-growing, edge-computing industry with the goal of becoming the market leader in the AI Transportables space. This target market requires the highest performance computing in a challenging mobile environment, which we believe to be one of our greatest strengths.

“We continue to proactively manage the challenges imposed by the pandemic, and in doing so, our team has become adept at optimizing engineering and manufacturing processes, shipping product on time, and not only protecting but increasing margins.

“While we are experiencing increased product demand, supply chain challenges such as price increases and long lead-times continue to be significant. However, our team is managing the fluid landscape on multiple fronts by qualifying additional vendors, implementing extended purchase planning, and focusing on other strategic and tactical activities.

“We believe our execution of our strategic plan, corporate reorganization, and improved board composition has contributed to a tripling of shareholder value over the past two years. So far this year, we have made better-than-expected top- and bottom-line progress.

“Given our adjusted EBITDA at 9% of total revenue in the first half of the year, we are well on our way to achieving our objective of it being no less than 10% of revenues. For the current third quarter, we believe we are on track to generate revenue of about $15.9 million, which would represent an increase of 23% over the same year-ago quarter and would exceed all historical third quarters.”

Q2 2021 Financial Summary

Revenue in the second quarter of 2021 increased 28% to $14.9 million, compared to $11.6 million in the same year-ago quarter. This growth was primarily driven by improvements in the sale of ruggedized servers in the media and entertainment markets, differentiated military AI Transportables data processing and storage products, as well as continued expansion of the company’s customer base and new applications within key accounts.

Gross profit was $4.7 million or 31.2% of revenue in the second quarter of 2021, up from $3.3 million or 28.6% of revenue in Q2 2020. The improvement in quarterly margin was attributed to changes in product mix and type of customer.

Operating expenses increased 11% to $4.1 million in the second quarter of 2021 compared to $3.7 million in the same year-ago quarter. Operating expenses as a percentage of revenue decreased to 27.7% in the second quarter of 2021 versus 32.1% in the year-ago quarter.

Net income on a GAAP basis totaled $1.7 million in the second quarter of 2021 or $0.09 per diluted share compared to a net loss of $12,000 or $(0.00) per diluted share in the year-ago period. This improvement was due to more favorable gross margins as well as debt and interest forgiveness on the company’s PPP loan of approximately $1.5 million.

Non-GAAP net income totaled $812,000 or $0.04 per basic and diluted share in the second quarter of 2021, as compared to a non-GAAP net income of $248,000 or $0.01 per diluted share in the same year-ago period. Non-GAAP net income excludes the $1.5 million PPP loan forgiveness.

Adjusted EBITDA, a non-GAAP term, totaled $1.4 million in the second quarter of 2021 as compared to $73,000 in the same year-ago period. Adjusted EBITDA excludes the $1.5 million PPP loan forgiveness.

Cash, cash equivalents and short-term investments totaled $18.5 million as of June 30, 2021, as compared to $19.6 million on March 31, 2021. The company believes its cash position and other available funds provide sufficient liquidity to meet its cash requirements for working capital and paying down debt, while supporting its strategic growth initiatives.

First Half 2021 Financial Summary

Total revenues increased 13% to a record $28.2 million compared to $25.0 million in the prior year. This growth was primarily driven by improvements in the sale of ruggedized servers in the media and entertainment markets, our differentiated military AI Transportables data processing and storage products, as well as continued expansion of our customer base and new applications within key accounts.

Gross profit for the first half of 2021 was $9.1 million or 32.2% of revenue, compared to $6.7 million or 26.9% of revenue in the same year-ago period. The improvements in quarterly margins were attributable to product mix, additional sales of high-value products, and increased efficiencies.

Total operating expenses decreased 4% to $8.3 million versus the first half of 2020. Operating expenses as a percentage of revenue improved to 29.4% during the first half of 2021 versus 34.6% in the same year-ago period.

Net income on a GAAP basis totaled $1.7 million or $0.09 per diluted share, as compared to a loss of $1.1 million or $(0.07) per share in the first half of 2020. Net Income includes the $1.5 million PPP loan forgiveness.

Non-GAAP net income totaled $1.5 million or $0.08 per diluted share, as compared to non-GAAP net loss of $466,000 or $(0.03) per share in the first half of 2020. Non-GAAP net income excludes the $1.5 million PPP loan forgiveness.

Adjusted EBITDA, a non-GAAP term, totaled $2.5 million as compared to negative $885,000 in the first half of 2020. Adjusted EBITDA excludes the $1.5 million PPP loan forgiveness.

Outlook

For the third quarter of 2021, OSS expects revenue of approximately $15.9 million which would be an increase of 7% sequentially and 23% versus the same year-ago quarter.

Conference Call

OSS management will hold a conference call to discuss its second quarter 2021 results later today, followed by a question-and-answer period.

Date: Thursday, August 12, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-866-269-4260

International dial-in number: 1-786-204-3966

Conference ID: 1453156

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at onestopsystems.com/pages/investors. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 26, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1453156

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative AI Transportable edge computing modules and systems, including ruggedized servers, compute accelerators, expansion systems, flash storage arrays and Ion Accelerator™ SAN, NAS and data recording software for AI workflows. These products are used for AI data set capture, training, and large-scale inference in the defense, oil and gas, mining, autonomous vehicles and rugged entertainment applications.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for industrial OEMs and government customers. The company enables AI on the Fly® by bringing AI datacenter performance to ‘the edge’, especially on mobile platforms, and by addressing the entire AI workflow, from high-speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

Management believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations. For this reporting period, it excludes PPP loan forgiveness, which the company does not anticipate will reoccur in the foreseeable future.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, management believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing management with an important tool for financial and operational decision making and for evaluating the company’s own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in the company’s industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The Company’s adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. Management does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$1,697,122	$(12,162)	$1,738,320	$(1,108,194)
Depreciation and amortization	394,794	402,385	775,572	798,210
Amortization of deferred gain	—	(12,359)	—	(53,838)
Stock-based compensation expense	465,336	85,378	903,730	293,139
Interest expense	169,031	150,186	319,013	218,970
Interest income	(61,798)	(99,343)	(67,098)	(123,980)
PPP loan and interest forgiveness	(1,514,354)	—	(1,514,354)	—
Provision (benefit) for income taxes	235,293	(441,511)	295,815	(908,809)

Adjusted EBITDA	$1,385,424	$72,574	$2,450,998	$(884,502)

Adjusted EPS excludes the impact of certain items and therefore has not been calculated in accordance with GAAP. Management believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. Management uses this measure along with the corresponding GAAP financial measures to manage the company’s business and to evaluate its performance compared to prior periods and the marketplace. The company defines Non-GAAP (loss) income as (loss) or income before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. For this reporting period, it excludes PPP loan forgiveness, which the company does not anticipate will reoccur in the foreseeable future. Adjusted EPS expresses adjusted (loss) income on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles net loss attributable to common stockholders and diluted earnings per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$1,697,122	$(12,162)	$1,738,320	$(1,108,194)
Amortization of intangibles	163,901	174,525	327,801	349,051
Stock-based compensation expense	465,336	85,378	903,730	293,139
PPP loan and interest forgiveness	(1,514,354)	—	(1,514,354)	—

Non-GAAP net income (loss)	$812,005	$247,741	$1,455,497	$(466,004)

Non-GAAP net income (loss) per share:
Basic	$0.04	$0.02	$0.08	$(0.03)

Diluted	$0.04	$0.01	$0.08	$(0.03)

Weighted average common shares outstanding:
Basic	18,513,620	16,488,325	17,934,022	16,410,660

Diluted	19,735,383	16,867,921	19,305,842	16,410,660

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for revenue growth generated by new products and design wins. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Justin Lumley

CMA

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	Unaudited
	June 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$3,975,069	$6,316,921
Short-term investments	14,524,249	—
Accounts receivable, net	6,527,109	7,458,383
Inventories, net	12,411,490	9,647,504
Prepaid expenses and other current assets	996,801	655,708

Total current assets	38,434,718	24,078,516
Property and equipment, net	3,218,341	3,487,178
Deposits and other	48,155	81,709
Deferred tax assets, net	3,485,709	3,698,593
Goodwill	7,120,510	7,120,510
Intangible assets, net	334,456	662,257

	$52,641,889	$39,128,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,149,482	$976,420
Accrued expenses and other liabilities	3,036,793	3,481,444
Current portion of notes payable, net of debt discount of $0 and $2,047, respectively	1,777,715	1,365,204
Current portion of related party notes payable, net of debt discount of $0 and $6,726, respectively	—	199,943
Current portion of senior secured convertible note, net of debt discounts of $74,458 and $256,242, respectively	2,516,451	1,789,212

Total current liabilities	11,480,441	7,812,223
Senior secured convertible note, net of current portion and debt discounts of $0 and $14,107, respectively	—	531,347
Paycheck protection program note payable	—	1,499,360

Total liabilities	11,480,441	9,842,930

Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 18,538,689 and 16,684,424 shares issued and outstanding, respectively	1,854	1,668
Additional paid-in capital	41,037,948	30,758,354
Accumulated other comprehensive income	145,062	287,547
Accumulated deficit	(23,416)	(1,761,736)

Total stockholders’ equity	41,161,448	29,285,833

	$52,641,889	$39,128,763

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$14,905,009	$11,625,327	$28,220,761	$24,984,964
Cost of revenue	10,252,265	8,300,132	19,135,233	18,264,082

Gross profit	4,652,744	3,325,195	9,085,528	6,720,882

Operating expenses:
General and administrative	1,648,785	1,877,358	3,806,404	4,391,423
Marketing and selling	1,479,292	845,098	2,647,193	2,034,449
Research and development	1,008,017	1,008,625	1,840,250	2,212,050

Total operating expenses	4,136,094	3,731,081	8,293,847	8,637,922

Income (loss) from operations	516,650	(405,886)	791,681	(1,917,040)

Other income (expense), net:
Interest income	61,798	99,343	67,098	123,980
Interest expense	(169,031)	(150,186)	(319,013)	(218,970)
Other income (expense), net	1,522,998	3,056	1,494,369	(4,973)

Total other income (expense), net	1,415,765	(47,787)	1,242,454	(99,963)

Income (loss) before income taxes	1,932,415	(453,673)	2,034,135	(2,017,003)
Provision (benefit) for income taxes	235,293	(441,511)	295,815	(908,809)

Net income (loss)	$1,697,122	$(12,162)	$1,738,320	$(1,108,194)

Net income (loss) per share:
Basic	$0.09	$(0.00)	$0.10	$(0.07)

Diluted	$0.09	$(0.00)	$0.09	$(0.07)

Weighted average common shares outstanding:
Basic	18,513,620	16,488,325	17,934,022	16,410,660

Diluted	19,735,383	16,488,325	19,305,842	16,410,660